EXHIBIT 99.1
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                                 News Release

                                   LANDAUER

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                            LANDAUER, INC. REPORTS
               FISCAL 2008 FOURTH QUARTER AND FULL YEAR RESULTS

                     Record Revenue and Earnings driven by
                  continued execution of strategic priorities


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com

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GLENWOOD, ILL.--DECEMBER 2, 2008--LANDAUER, INC. (NYSE:  LDR), a recognized leader in personal and environmental radiation monitoring services, today reported financial results for its fourth quarter and fiscal year ended September 30, 2008.

FISCAL 2008 HIGHLIGHTS

..     Revenue grew 8 percent to a record of $90.0 million on continued
      strong demand for InLight products, increased international sales and favorable foreign currency translation.

..     Gross profit grew 9 percent to a record of $61.0 million on increased sales and continued operating leverage.

..     Operating cash flow grew 24 percent to $34.7 million.

..     Net income rose 19 percent to $23.0 million, or $2.47 per diluted share.

..     Increased dividend 5% to $2.10 per share on November 26, 2008.

"We are very pleased with our strong results for fiscal 2008, which reflect the continued successful execution of our strategic plan and the consistent cash flow generation of our financial model," stated Bill Saxelby, President and CEO of Landauer. "We demonstrated a commitment to ongoing improvement in our base business and operating performance through internal investments. During this past year, the acceptance of our InLight suite of products continued to drive international expansion while also making important inroads in the domestic medical and nuclear markets. We remain confident in the future growth opportunities for our Company, and are continually evaluating peripheral markets and technologies in which we can leverage our core competencies and further drive shareholder value."

Saxelby continued, "We believe the progress we have made this year amid an uncertain economic environment highlights the sustainability of our product offering and the continued global awareness of the risks and threats of radiation exposure. Our strong cash generation, financial discipline and effective cost structure support our current market opportunities and provide us with attractive growth prospects in the foreseeable future."


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       Landauer, Inc.   2 Science Road   Glenwood, Illinois  60425-1586
                   Telephone: 708.755.7000   landauerinc.com


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INTERNATIONAL EXPANSION AND INLIGHT FUEL REVENUE GROWTH

Revenues for fiscal 2008 were $90.0 million, an 8 percent increase compared with the $83.7 million reported for fiscal 2007. Domestic revenue increased 3 percent, or $1.7 million, on InLight equipment demand; international revenue increased 24 percent, or $4.5 million, driven by strong growth in all regions including the addition of our subsidiary in Mexico and the impact of favorable currency translation.

Cost of sales increased 5 percent for the fiscal year, while the gross margin expanded to 68 percent from 67.1 percent in the year ago period. Selling, general and administrative expenses for fiscal 2008 increased 8 percent, or $1.9 million. Factors contributing to the increase included international spending to support growth, the impact of foreign exchange, increased incentive compensation costs and higher salary and benefits related to staff additions. These increases were partially offset by the reduction of expense spending to re-engineer business processes and to replace the company's IT systems that support customer relationship management and the order-to-cash cycle.

As part of the IT initiative begun in fiscal 2007, management completed an evaluation of the usefulness of investments made in legacy information systems' hardware and software. As previously disclosed, these assets had a net book value of approximately $4.6 million. Of these assets, $3.5 million were determined to be either impaired or subject to accelerated depreciation. This resulted in a fiscal 2008 charge of $376,000 ($225,000, after-tax) for accelerated depreciation and a fiscal 2007 charge of $2.9 million ($1.7 million, after-tax), of which $2.2 million was for impaired assets.

Net income for the fiscal year ended September 30, 2008 was $23.0 million, an increase of 19 percent compared with $19.3 million for fiscal 2007. This resulted in diluted earnings per share for the current year of $2.47 compared with $2.10 reported a year ago. The asset impairment and accelerated depreciation charges in fiscal 2008 and 2007 decreased diluted earnings per share by $0.02 and $0.19, respectively.


SOLID FOURTH QUARTER PERFORMANCE

For the quarter ended September 30, 2008, revenues increased 6 percent to $22.5 million compared with $21.3 million a year ago. The gross margin declined to 68 percent versus 69 percent for last year's fourth quarter due primarily to product mix. Costs and expenses for the quarter were essentially unchanged. Net income for the latest quarter was $5.5 million compared with $4.6 million in fiscal 2007. Earnings per diluted share for the quarter were $0.59 and $0.50 in fiscal 2008 and 2007, respectively. Accelerated depreciation charges in the quarter ended September 30, 2007 decreased diluted earnings per share by $0.03.


SOLID FINANCIAL POSITION

Landauer ended the year with total assets of $118.7 million and working capital of $34.5 million. At September 30, 2008, Landauer continued to be debt free. Cash provided by operating activities was $34.7 million, an increase of 24 percent from fiscal 2007.








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2009: LAYING THE FOUNDATION TO ACCELERATE GROWTH

Saxelby concluded, "At Landauer, we have worked hard to solidify our industry leading position while making the necessary investments to ensure growth in our core business. The results for this year demonstrate the balanced approach we are taking in the pursuit of new growth opportunities and managing resources to ensure progress against all of our strategic initiatives. We are excited about these opportunities and we will continue to execute our strategy in 2009 and beyond."

Landauer's business plan for fiscal 2009 currently anticipates aggregate revenue growth for the year to be in the range of 3 - 5 percent. The company anticipates a net income increase in the range of 6 - 8 percent.


CONFERENCE CALL DETAILS

Landauer has scheduled its fourth quarter and year-end conference call for investors over the Internet on Tuesday, December 2, 2008 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 800-366-7640 about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-405-2236, passcode 11122957#, which will be available until January 2, 2009. The replay of the call will remain available on Landauer's website for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The company provides its services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico and other countries.


SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "2009: Laying the Foundation to Accelerate Growth") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the effectiveness of and costs associated with the Company's IT platform enhancements; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the risks


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LANDAUER, INC.
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associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2007, and other reports filed by the company from time to time with the Securities and Exchange Commission.




                            FINANCIAL TABLES FOLLOW




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                FOURTH QUARTER FISCAL 2008 FINANCIAL HIGHLIGHTS

           (unaudited, amounts in thousands, except per share data)



                                  Three months ended   Twelve months ended
                                    September 30,         September 30,
                                 -------------------   -------------------
                                   2008       2007       2008       2007
                                 --------   --------   --------   --------

Net revenues                     $ 22,500   $ 21,334   $ 89,954   $ 83,716

Costs and expenses:
  Cost of sales                     7,269      6,710     28,914     27,527
  Selling, general and
    administrative                  7,259      7,228     26,589     24,711
  Impairment and accelerated
    depreciation charges               --        518        376      2,875
                                 --------   --------   --------   --------
                                   14,528     14,456     55,879     55,113

Operating income                    7,972      6,878     34,075     28,603

Other income, net                     438        526      2,356      2,227
                                 --------   --------   --------   --------

Income before income taxes
  and minority interest             8,410      7,404     36,431     30,830
Income taxes                        2,859      2,761     13,118     11,413
                                 --------   --------   --------   --------
Income before minority
  interest                          5,551      4,643     23,313     19,417
Minority interest                      67         33        330        101
                                 --------   --------   --------   --------

Net income                       $  5,484   $  4,610   $ 22,983   $ 19,316
                                 ========   ========   ========   ========


Net income per common share:
  Basic                          $   0.59   $   0.50   $   2.49   $   2.12
                                 ========   ========   ========   ========
  Weighted average shares
    outstanding                     9,281      9,161      9,237      9,127
                                 ========   ========   ========   ========

  Diluted                        $   0.59   $   0.50   $   2.47   $   2.10
                                 ========   ========   ========   ========
  Weighted average shares
    outstanding                     9,342      9,223      9,302      9,196
                                 ========   ========   ========   ========













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                      SUMMARY CONSOLIDATED BALANCE SHEETS

                       (unaudited, amounts in thousands)



                                              September 30,  September 30,
                                                  2008           2007
                                              -------------  -------------
ASSETS
Current Assets:
    Cash and cash equivalents                      $ 33,938       $ 21,069
    Receivables, net of reserves                     19,738         19,750
    Other current assets                             15,053          9,686
                                                   --------       --------
Total current assets                                 68,729         50,505

Net property, plant and equipment                    20,185         16,654
Equity in joint venture                               5,796          4,978
Goodwill and other intangible assets,
  net of amortization                                18,102         18,327
Other operating assets, net of amortization           4,454          5,345
Deferred income taxes                                    --            333
Other assets                                          1,424          1,198
                                                   --------       --------
TOTAL ASSETS                                       $118,690       $ 97,340
                                                   ========       ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                               $    981       $  1,682
    Dividends payable                                 4,686          4,375
    Deferred contract revenue                        15,626         13,832
    Other current liabilities                        12,931          8,078
                                                   --------       --------
Total current liabilities                            34,224         27,967

Non-current Liabilities:
    Pension and postretirement liabilities            8,609          9,575
    Deferred income taxes                             4,622             --
    Other non-current liabilities                       935             --
                                                   --------       --------
Total non-current liabilities                        14,166          9,575

Minority interest in subsidiary                         545            288

Stockholders' equity                                 69,755         59,510
                                                   --------       --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $118,690       $ 97,340
                                                   ========       ========














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